Exhibit 3.1
STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 10/24/2001 010533845 – 3449810

CERTIFICATE OF FORMATION

OF

NISSAN AUTO LEASING LLC II

This Certificate of Formation of Nissan Auto Leasing LLC II (the “LLC”), dated as of October 24, 2001, is being duly executed and filed by Tammy Wong-Massey, an individual, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is Nissan Auto Leasing LLC II.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Tammy Wong-Massey
Tammy Wong-Massey
Authorized Person

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 06:51 PM 03/27/2003 030206541 – 3449810

CERTIFICATE OF AMENDMENT

OF

NISSAN AUTO LEASING LLC II

I, the undersigned, the Secretary of Nissan Auto Leasing LLC II, a Delaware limited liability company (the “Company”), do hereby certify on behalf of the Company that the following resolutions adopted by the Board of Directors on January 31, 2003, remain in full force and effect and have not been amended or modified as of the date hereof.

I hereby further certify that, pursuant to the resolutions set forth below, the offices of LexisNexis Document Solutions Inc., located at 30 Old Rudnick Lane, Dover, Delaware 19901 (Kent County) will serve as the Corporation’s registered office in Delaware.

CHANGE OF REGISTERED AGENT

WHEREAS, the Company has been presented with a favorable proposal from LexisNexis Document Solutions Inc. (“LNDS”) to change the Company’s current registered agent provider from The Prentice-Hall Corporation System, Inc./Corporation Service Company (“P-H/CSC”) for purposes of statutory representation services to LNDS; and

WHEREAS, the Board has determined that it is in the best interests of this Company and its member to change its registered agent provider from P-H/CSC to LNDS.

NOW, THEREFORE, IT IS RESOLVED, that the Board hereby approves that LNDS be engaged to furnish the Company with statutory representation services in each applicable jurisdictions that requires such representation;

RESOLVED FURTHER, that the appropriate officers of the Company are hereby authorized and directed to cause to be prepared and filed and/or recorded with the appropriate authorities of each applicable jurisdiction any and all documents necessary for the appointment and designation of LNDS, its agents and/or representatives, as provider of statutory representation services;

RESOLVED FURTHER, that the appropriate officers of the Company are hereby authorized and directed to cause to be prepared a restricted power of attorney appointing LNDS as its attorney-in-fact for purposes of effectuating the proposed change of agent, including, but not limited to, authorizing and empowering LNDS to prepare and execute all documents required to be prepared and filed with the appropriate authorities of each applicable jurisdiction;

RESOLVED FURTHER, that pursuant to the aforementioned engagement, LNDS, its agents and/or representatives, is hereby authorized to accept on behalf of the Company any legal process, orders, demands, notices and other legal documents which may be served upon the Company in each applicable jurisdiction; and

RESOLVED FURTHER, that the resolutions set forth herein shall take effect no earlier than April 1, 2003 with respect to the change in the registered agent from P-H/CSC to LNDS for the Company in each applicable jurisdiction.

DELEGATION OF AUTHORITY

WHEREAS, it is deemed to be in the best interests of the Company and its member to allow the officers of the Company to delegate the authority set forth in these resolutions to such other employees or agents of the Company as such officers may from time to time designate.

THEREFORE, BE IT RESOLVED, that the officers of the Company be, and each of them hereby is, authorized, empowered and instructed, from time to time as they, or any of them, shall deem necessary or appropriate, to designate or change the designation of the employee or employees and agent or agents of the Company who are authorized to take any actions authorized to be performed by the officers of the Company pursuant to these resolutions, and in so doing, to act in the capacity of such officers, and to revoke any such designations.

AUTHORIZATIONS TO EFFECTUATE RESOLUTIONS

WHEREAS, it is deemed to be in the best interest of the Company and its member to effectuate the foregoing resolutions.

THEREFORE, BE IT RESOLVED, that the officers be, and each of them hereby is, authorized and directed to take or cause to be taken all such further action, and to execute and deliver all such further instruments, certificates and documents, in the name and on behalf of the Company and under their corporate seal or otherwise, and to pay all such expenses from time to time on behalf of the Company, as in their judgment shall be necessary, proper or appropriate to facilitate or perform the obligations of the Company pursuant to the foregoing resolutions and to fully effectuate the intent and purposes of the foregoing resolutions, such action by any such officer to be conclusive evidence of the approval by the Company of the terms, conditions and appropriateness thereof;

RESOLVED FURTHER, that each officer of the Company be, and each of them hereby is, authorized to certify to any parties to any agreements executed pursuant to these resolutions a copy of these resolutions and the names and signatures of the officers of the Company hereby authorized to act in the premises, and such parties are hereby authorized to rely upon such certificate until formally advised by a like certificate of any change therein, and are hereby authorized to rely on any such additional certificate; and

RESOLVED FURTHER, that all documents, instruments and certificates heretofore executed and delivered and any and all actions heretofore taken by any officer or director of the Company in connection with the transactions contemplated by the foregoing resolutions, be, and the same hereby are, in all respects ratified, confirmed, approved and adopted as the act and deed of the Company.

IN WITNESS WHEREOF, I have hereunto set my hand this 21st day of March, 2003.

/s/ Susan M. Derlan
Susan M. Derlan
Secretary

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